Exhibit 21.1
LIST OF REGISTRANT’S SUBSIDIARIES

State of Other Jurisdiction of Incorporation
Baccarat Silicon, Inc.	California
Bay Semiconductor, Inc.	California
Creative Electric, Inc.	New York
Integrated Circuit Systems, Inc.	Pennsylvania
Integrated Device Technology Asia Limited	Hong Kong
IDT Asia, Limited	Hong Kong
Integrated Device Technology Bermuda, Ltd.	Bermuda
IDT Europe Limited	United Kingdom
I.D.T. France S.A.R.L.	France
Integrated Device Technology International Holdings, Inc.	California
IDT Integrated Device Technology AB (Sweden)	Sweden
Integrated Device Technology GmbH	Germany
Integrated Device Technology Ireland Holding, Ltd. (Ireland)	Ireland
Integrated Device Technology (Israel) Ltd.	Israel
Integrated Device Technology S.r.l.	Italy
Integrated Device Technology Korea, Inc.	Korea
Integrated Device Technology (Malaysia) SDN. BHD	Malaysia
Integrated Device Technology (Philippines), Inc.	Philippines
IDT Singapore Pte. Ltd.	Singapore
Newave Semiconductor Corporation	California
Micro Networks Corporation	Delaware
MNC Worchester Corporation	Delaware
IDT Shanghai Co. Ltd.	China
Nippon IDT G.K.	Japan
IDT Canada Inc.	Canada
IDT Canada Holdings Inc.	Canada
ZettaCom, Inc.	Delaware